                                                                   Exhibit 20.1


                          Independent Auditors' Report


The Board of Directors
FreeYellow.Com, Inc.:


We have audited the accompanying balance sheet of FreeYellow.Com, Inc. as of December 31, 1998, and the related statements of operations, stockholder's equity (deficit), and cash flows for the period from December 29, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FreeYellow.Com, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from December 29, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.






Seattle, Washington                              KPMG LLP
December 15, 1999

                            FREEYELLOW.COM, INC.

                               Balance Sheets

             December 31, 1998 and September 30, 1999 (Unaudited)

                                                                                                               SEPTEMBER 30,
                                                                                        DECEMBER 31,               1999
                                       ASSETS                                               1998                (UNAUDITED)
                                                                                     -------------------    -------------------
Current assets:
    Cash                                                                          $                --                  7,021
    Accounts receivable                                                                            --                 30,890
    Prepaid expenses                                                                               --                 13,918
    Other current assets                                                                           --                  1,000
    Receivable from stockholder                                                                   100                     --
                                                                                     -------------------    -------------------

              Total current assets                                                                100                 52,829

Office equipment, net                                                                              --                    962

Software licenses, net of accumulated amortization of $4,167 in 1999
                                                                                                   --                  9,833
                                                                                     -------------------    -------------------

              Total assets                                                        $               100                 63,624
                                                                                     ===================    ===================

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                              $                --                 26,000
    Accrued liabilities                                                                            --                 69,500
    Accrued payroll                                                                                --                 10,883
    Deferred revenues                                                                              --                 17,416
                                                                                     -------------------    -------------------

              Total current liabilities                                                             --                123,799

Stockholder's equity (deficit):
    Common stock, $1.00 par value.  100 shares authorized, issued and
      outstanding                                                                                  100                    100
    Additional paid in capital                                                                      --                168,674
    Accumulated deficit                                                                             --               (228,949)
                                                                                     -------------------    -------------------

              Total stockholder's equity (deficit)                                                 100                (60,175)
                                                                                     -------------------    -------------------

              Total liabilities and stockholder's equity (deficit)
                                                                                  $                100                 63,624
                                                                                     ===================    ===================

                                 See accompanying notes to financial statements.

                              FREEYELLOW.COM, INC.

                            Statements of Operations

       Period from December 29, 1998 (inception) to December 31, 1998 and the nine-month period ended September 30, 1999 (Unaudited)


                                                                                         PERIOD FROM         NINE-MONTH PERIOD
                                                                                      DECEMBER 29, 1998       ENDED SEPTEMBER
                                                                                       (INCEPTION) TO            30, 1999
                                                                                      DECEMBER 31, 1998         (UNAUDITED)
                                                                                     -------------------    -------------------
Revenues, net                                                                     $                --                271,587
Cost of revenues                                                                                   --                253,242
                                                                                     -------------------    -------------------

              Gross profit                                                                         --                 18,345
                                                                                     -------------------    -------------------

Operating expenses:
    General and administrative                                                                     --                187,889
    Selling and marketing                                                                          --                 59,405
                                                                                     -------------------    -------------------

              Total operating expenses                                                             --                247,294
                                                                                     -------------------    -------------------

              Net loss                                                            $                --               (228,949)
                                                                                     ===================    ===================

                                 See accompanying notes to financial statements.

                              FREEYELLOW.COM, INC.

                  Statements of Stockholder's Equity (Deficit)

     Period from December 29, 1998 (inception) to December 31, 1998 and the nine-month period ended September 30, 1999 (Unaudited)


                                             COMMON STOCK
                                  -----------------------------------      ADDITIONAL                                TOTAL
                                                                            PAID-IN          ACCUMULATED         STOCKHOLDER'S
                                      SHARES             DOLLARS            CAPITAL            DEFICIT          EQUITY (DEFICIT)
                                  ---------------    ----------------   ----------------   ----------------    -------------------
Issuance of common stock                    100    $           100    $            --    $           --      $           100
                                  ---------------    ----------------   ----------------   ----------------    -------------------


Balances at December 31, 1998
                                            100               100                  --                --                  100

Accrued liabilities and note
  payable to stockholder
  converted to capital
  (unaudited)                                --                --             181,186                --              181,186
Cash distributions to
  stockholder (unaudited)                    --                --             (12,512)               --              (12,512)

Net loss (unaudited)                         --                --                  --          (228,949)            (228,949)
                                  ---------------    ----------------   ----------------   ----------------    -------------------

Balances at September 30,
  1999 (unaudited)                          100    $          100     $       168,674    $     (228,949)     $       (60,175)
                                  ===============    ================   ================   ================    ===================


                                 See accompanying notes to financial statements.

                              FREEYELLOW.COM, INC.

                            Statements of Cash Flows
            Period from December 29, 1998 (inception) to December 31,
       1998 and the nine-month period ended September 30, 1999 (Unaudited)


                                                                                             PERIOD FROM
                                                                                          DECEMBER 29, 1998     NINE-MONTH PERIOD
                                                                                             (INCEPTION)         ENDED SEPTEMBER
                                                                                           TO DECEMBER 31,           30, 1999
                                                                                                1998               (UNAUDITED)
                                                                                         -------------------    -------------------
Cash flows from operating activities:
    Net loss                                                                          $                --               (228,949)
    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                                    --                  4,197
      Changes in operating assets and liabilities:
        Accounts receivable                                                                            --                (30,890)
        Prepaid expenses                                                                               --                (13,918)
        Other current assets                                                                           --                 (1,000)
        Receivable from stockholder                                                                    --                    100
        Accounts payable                                                                               --                 26,000
        Accrued liabilities                                                                            --                224,013
        Accrued payroll                                                                                --                 10,883
        Deferred revenue                                                                               --                 17,416
                                                                                         -------------------    -------------------

              Net cash used in operating activities                                                    --                  7,852
                                                                                         -------------------    -------------------

Cash flows from investing activities:
    Purchases of office equipment                                                                      --                   (992)
    Purchase of software license                                                                       --                (14,000)
                                                                                         -------------------    -------------------

              Net cash used in investing activities                                                    --                (14,992)
                                                                                         -------------------    -------------------

Cash flows from financing activities:
    Cash distributions to stockholder                                                                  --                (12,512)
    Proceeds from notes payable to stockholder                                                         --                 26,673
                                                                                         -------------------    -------------------

              Net cash provided by financing activities                                                --                 14,161
                                                                                         -------------------    -------------------

              Net increase in cash                                                                     --                  7,021

Cash at beginning of period                                                                            --                      --
                                                                                         -------------------    -------------------

Cash at end of period                                                                 $                --                  7,021
                                                                                         ===================    ===================

Supplemental disclosure of non-cash investing and financing activities:
    Issuance of common stock for stockholder receivable                               $               100                      --
    Accrued liabilities payable to stockholder converted to capital                                    --                154,513
    Notes payable to stockholder converted to capital                                                  --                 26,673
                                                                                         ===================    ===================


                                 See accompanying notes to financial statements.

                              FREEYELLOW.COM, INC.

                          Notes to Financial Statements

             (Information as of and for the nine-month period ended
                        September 30, 1999 is unaudited)


(1)      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)  DESCRIPTION OF BUSINESS

              FreeYellow.Com, Inc. (Company), a corporation incorporated on December 29, 1998 in the State of Florida provides free web site building tools and hosting services. Its technologies enable small and medium-sized business to easily build their own web sites. The Company also offers a domain name hosting and top-level web domain registration services.

         (b)  RECEIVABLE FROM STOCKHOLDER

              The Company's initial capital contribution of $100 was not paid by the sole stockholder until January 7, 1999 and therefore was recorded as a receivable at December 31, 1998.

         (c)  OFFICE EQUIPMENT

              Office equipment is stated at cost less accumulated depreciation of $30. Depreciated is calculated using the straight-line method over the estimated useful lives of the assets of three years.

              Expenditures for maintenance and repairs are charged to expense as incurred.

         (d)  SOFTWARE LICENSE

              The software license is stated at cost. Amortization is calculated using the straight-line method over the useful life of the license of three years.

         (e)  REVENUE RECOGNITION

              The Company derives its revenue from the sale of advertisements on short-term contracts and domain name sales. Domain name revenue is recognized upon sale. Advertising revenues are recognized ratably over the period in which the advertisements are displayed.

              Deferred revenues represent unearned advertising revenues at September 30, 1999.

         (f)  ADVERTISING EXPENSE

              The Company expenses costs associated with advertising and marketing as they are incurred. Advertising expense for the nine-month period ended September 30, 1999 was $390.

                              FREEYELLOW.COM, INC.

                          Notes to Financial Statements

             (Information as of and for the nine-month period ended
                        September 30, 1999 is unaudited)


         (g)  INCOME TAXES

              The stockholder of the Company has elected to utilize the provisions of subchapter S of the Internal Revenue Code and similar provisions for state income tax purposes and thus include the Company's income or loss in personal income tax returns. Accordingly, the Company has not recorded a provision for income taxes.

         (h) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

              Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

         (i)  USE OF ESTIMATES

              The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (j)  UNAUDITED INTERIM FINANCIAL STATEMENTS

              In the opinion of Company's management, the September 30, 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation.

(2)    CONCENTRATIONS OF RISK

       The Company extends credit to customers in the ordinary course of business. Accounts receivable reflects a broad customer base concentrated in the United States. The Company does not generally require collateral or other security to support credit sales. One customer accounted for approximately 86% of the accounts receivable balance at September 30, 1999. In addition, sales to the same customer

                              FREEYELLOW.COM, INC.

                          Notes to Financial Statements

             (Information as of and for the nine-month period ended
                        September 30, 1999 is unaudited)


       represented greater than 50% of net revenues for the nine-month period ended September 30, 1999.

(3)    RELATED PARTY TRANSACTIONS

       The Company leases certain computer equipment from an affiliate under a three year operating lease at $600 per month. During the nine-month period ended September 30, 1999, the Company accrued $4,513 in rent expense under the agreement which was converted to capital prior to September 30, 1999.

       The Company has also entered into a licensing agreement with the shareholder of the Company to license certain software. Under the licensing agreement, the Company will pay an annual fee as follows for each of the calendar years ending December 31:

          1999                                   $           200,000
          2000                                               300,000
          2001                                               400,000
          2002                                               500,000

       For each year subsequent to 2002, the Company will pay an annual fee of $500,000 plus 10% of net profits before tax, as defined in the agreement.

       During the nine-month period ended September 30, 1999, the Company accrued $150,000 in licensing expense under the agreement that was converted to capital prior to September 30, 1999.

(4)    LEASE COMMITMENTS

       The Company entered into various operating leases for computer and office equipment during the nine-month period ended September 30, 1999 which expire through April 2002. Aggregate minimum lease payments to be made under these agreements at September 30, 1999 are as follows for each of the 12-month periods ending September 30:

          2000                                   $           145,200
          2001                                               145,200
          2002                                                84,700
                                                    -------------------

                                                 $           375,100
                                                    ===================

                                 FREEYELLOW, LLC

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)


(5)    SUBSEQUENT EVENT

       On October 22, 1999, Go2Net, Inc., a public company, acquired all of the outstanding common stock of the Company for $1,000,000 in cash and common stock of Go2Net, Inc. valued at $18,500,000.